Exhibit 10.1
TOLL BROTHERS, INC.
Supplemental Executive Retirement Plan
(as amended, October 29, 2019)

ARTICLE I — ESTABLISHMENT AND PURPOSE
1.1    Establishment. The Company hereby amends and restates the defined benefit pension plan known as the Toll Brothers, Inc. Supplemental Executive Retirement Plan (the “Plan”) which was effective as of June 15, 2006 (the “Effective Date”). The amended and restated Plan includes amendments that were adopted prior to March 12, 2014, and other technical, conforming and clarifying provisions.
1.2    Purpose. The principal purposes of the Plan are to provide certain executives and consultants or advisors, as defined in Article III, with competitive retirement benefits, protect against reductions in retirement benefits due to tax law limitations on qualified plans, and encourage the continued employment or service of such individuals with the Company.
ARTICLE II — DEFINITIONS
2.1    Actuarial Equivalent. “Actuarial Equivalent” means, with respect to the benefit accrued for any Participant under the terms of the Plan, the present value of such Participant’s future benefit payments, determined using as a discount rate an interest rate equal to the “applicable interest rate” as defined in Code Section 417(e)(3)(C) in effect at the applicable time, compounded annually.
2.2    Board. “Board” means the Board of Directors of the Company.
2.3    Cause. “Cause” means conduct by the Participant reasonably likely to cause material harm to the Company that consists of proven gross negligence, wanton or willful disregard of duties, acts of fraud, embezzlement, theft or the commission of a felony in the course of his employment or service, as determined by the Board after full consideration of the facts presented on behalf of both the Company and the Participant.
2.4    Code. “Code” means the Internal Revenue Code of 1986, as amended.
2.5    Code Section 409A. “Code Section 409A” means the Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
2.6    Company. “Company” means Toll Brothers, Inc., a Delaware corporation.
2.7    Disability. “Disability” means a mental or physical incapacity of the Participant that is considered significant enough to qualify the Participant for benefits under Section 4.3, as determined by the Plan Administrator thereunder.
2.8    Employment. “Employment” means the period or periods during which a Participant is an employee of the Company, or, in the case of a consultant or advisor to the Company, is providing services to the Company.
2.9    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

2.10    Normal Retirement Age. “Normal Retirement Age” shall mean age fifty-eight (58).
2.11    Participant. “Participant” means an eligible executive, consultant or advisor of the Company selected to receive benefits under the Plan as provided in Article III of this Plan.
2.12    Plan Administrator. “Plan Administrator” means either the Board or a committee designated by the Board in accordance with Section 5.1.
2.13    Retirement. “Retirement” means a Participant who experiences a Separation from Service after retaining the Normal Retirement Age.
2.14    Schedule of Retirement Benefits. “Schedule of Retirement Benefits” means the schedule of Participants and retirement benefits attached hereto, as that may be amended from time to time.
2.15    Separation from Service. “Separation from Service” means a Participant is no longer employed by the Employer or any “Affiliated Employers” as determined using the “single employer” rules for employee benefit plans under Code Section 414(b) and 414(c). The term “Separation from Service” generally means a Participant is no longer employed by the Employer or any Affiliated Employer on account of a termination of Employment, Retirement, Disability or death. Consistent with the Treasury Regulations, or any subsequent guidance under Code Section 409A, no Separation from Service shall occur if a Participant continues to perform services as a consultant or an employee in excess of any amount of time permitted under such Treasury Regulations or other guidance.
(a)    Leave of Absence. For purposes of Code Section 409A, in the case of an employee, the Employment relationship is treated as continuing in effect while a Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed six (6) months, or if longer, as long as the Participant’s right to reemployment with the Employer provided either by statute or contract. Otherwise, after a six (6) month leave of absence, the employment relationship if deemed terminated.
(b)    Part-Time Status. Whether or not a Separation from Service occurs is determined based upon all facts and circumstances. If a Participant provides services to the Employer or any Affiliated Employers at a rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or such lesser period if the Participant has less than three (3) calendar years of employment), a Separation from Service shall be deemed to have occurred, since such services are considered to be insignificant under the Treasury Regulations under Code Section 409A.
(c)    Consulting Services. Where a Participant continues to provide services to the Employer or any Affiliated Employers in a capacity other than as an employee, whether or not a Separation from Service has occurred shall be determined in the same manner as provided in paragraph (b) above.
(d)    Foreign Transfers. A Separation from Service means a Participant is no longer employed by the Employer or any Affiliated Employer within or outside of the United States. Accordingly, to the extent that an Employee is transferred outside the United States, no Separation from Service shall be deemed to have occurred for purposes of distributions.
Notwithstanding anything herein to the contrary, for purposes of determining whether a Participant is entitled to benefits hereunder, there must be a complete cessation of services to the Employer and all Affiliated Employers (as defined above).

2.15    Specified Employee. “Specified Employee” means any employee who is a “specified employee” as that term is defined in Treasury Regulation Section 1.409A-1(i). For purposes of Treasury Regulations Section 1.409A-1(i)(3), and for purposes of determining whether a Participant is a Specified Employee, the Specified Employee “Determination Date” shall be December 31.

2.16    Spouse. “Spouse” means the individual legally married to a Participant, as determined under Federal law for purposes of filing individual income tax returns. The term “Spouse” shall include a same-sex Spouse, to the extent recognized in the state or jurisdiction in which such a relationship is celebrated, even if such a relationship is not recognized in the state in which any Participant resides.
2.17    Termination by the Company. “Termination by the Company” means, in the case of an employee, either a termination by the Company of a Participant’s Employment, or a termination by the Participant of his Employment with the Company by reason of: (a) a material diminution in his title, position, reporting relationship, status, duties or responsibilities; (b) the assignment of duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his position; (c) a material reduction to his base salary; or (d) a material reduction to incentive, retirement and welfare plans available to the Participant; provided, however, that a Participant’s termination of Employment shall only be treated as a Termination by the Company if the Participant has provided notice to the Company of the basis for his determination that he intends to terminate his Employment and the Company has not corrected the situation within thirty (30) days. No Termination by the Company shall be considered to have occurred if the Participant's termination of Employment is for Cause.
2.18    Top Hat Plan. “Top Hat Plan” means a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a Participant who falls within a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of ERISA.
2.19    Treasury Regulations. “Treasury Regulations” are the income tax regulations issued by the Treasury Department.
ARTICLE III — RETIREMENT
3.1    Eligibility. Only those key executives, consultants or advisors who are designated as eligible to participate in the Plan on the Schedule of Retirement Benefits shall be eligible for benefits hereunder.
3.2    Participation. The Board, or such person or entity designated by the Board, acting in its discretion, may designate any eligible employee, consultant or advisor as a Participant under this Plan, and may designate any conditions applicable to any such Participant. Such designation shall be in writing and shall be effective as of the date contained therein. No person shall be eligible to participate in the Plan if that person's participation would cause the Plan to not qualify as a Top Hat Plan. Subject to Section 409A, participation in the Plan is terminable by the Board, in its discretion, upon written notice to the Participant, and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice, provided that no such termination shall in any material manner reduce or adversely affect any Participant’s rights to vested benefits hereunder without the consent of the Participant.
3.3    Noncompetition. Notwithstanding any other provisions hereof, neither a Participant nor a Participant’s Spouse nor any other beneficiary of a Participant shall receive any further benefits hereunder if the Participant, without prior written consent of the Board, engages in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise), or acquires a material financial interest in, any business that is a direct competitor of the Company under circumstances where the Participant’s actions or interests with respect to such competitor are reasonably likely to cause material harm to the Company; provided, however, that this Section 3.3 shall cease to be applicable with respect to any Participant upon (i) the Termination by the Company of the Participant’s Employment without Cause, or (ii) termination of a Participant’s Employment with the Company following, or as a result of, a Change of Control, as described in Section 4.4 below.
ARTICLE IV - AMOUNT, FORM, AND PAYMENT OF SUPPLEMENTAL BENEFIT
4.1    Normal Retirement Benefit. Subject to the terms of this Plan, a Participant who experiences a Separation from Service after attaining Normal Retirement Age shall be entitled to receive an annual retirement benefit as set forth in the Schedule of Retirement Benefits starting as of the date of the Participant’s Separation from Service on or after attaining Normal Retirement Age.
4.2    Form of Benefit. For Participants who are not Specified Employees, when benefits are to commence following the attainment of the Normal Retirement Age, benefits shall be paid or commence to be paid within ninety (90) days after the occurrence of such event, provided that if such ninety (90)-day period spans two years, that the Participant shall not be entitled to determine, directly or indirectly, in which year the benefit shall be paid, in accordance with Section 7.12. For Participants who are Specified Employees, when benefits are to commence following the attainment of the Normal Retirement Age, benefits shall be paid in accordance with the preceding sentence, subject to Section 4.6. Payments shall be made in accordance with the Schedule of Retirement Benefits, provided that in the event of an conflict between the Plan and the Schedule of Retirement Benefits, the terms of the Plan shall prevail, and provided further that in no event shall any payment be made to any Participant to the extent such payment would result in a violation of Code Section 409A, federal securities laws or other applicable law.
4.3    Death Benefit and Disability. If a Participant who is credited with five (5) or more years of service dies before such Participant experiences a Separation from Service, or experiences a Separation from Service because of the onset of a Disability prior to attaining Normal Retirement Age, the benefit that would have been payable to the Participant shall be paid to the Participant or to the Participant’s designated beneficiary, if any (and if there is no surviving designated beneficiary to the Participant’s estate), as the case may be, commencing as of the date the Participant attains (or would have attained) his Normal Retirement Age, subject to Section 7.12. For purposes of the five (5) years of service requirement, the Board, in its sole discretion, may, but is not required to, grant prior service credits for service with any prior employers or acquired entities. If a Participant dies after payment of benefits under the Plan has commenced, the remaining installments, if any, shall be paid to the Participant’s designated beneficiary, if any, and if there is no surviving designated beneficiary, to the Participant’s estate. For purposes of this Section 4.3, a determination of whether a Participant’s employment has terminated because of the onset of a Disability shall be made by the Plan Administrator. Notwithstanding any provisions of the Plan to the contrary, in the event of any death that occurs on or after April 1, 2014, a Participant’s Beneficiary shall be entitled to the death benefit under the Plan if the Participant has been credited with at least five (5) Years of Service from the Participant’s date of hire with Toll Brothers. For purposes of the Years of Service requirement the Board, in its sole discretion, may, but is not required to, grant prior service credits for service with any prior employers or acquired entities.
In the event a Participant has begun to receive any payments, and dies, benefits shall nevertheless continue to be paid in accordance with the above provisions of the Plan.
4.4    Change of Control.
(a)    In connection with a Change of Control (as defined below), the Company shall establish and fund a trust (the “Trust”) as hereinafter described (and as permitted under Section 7.4) prior to the consummation of the transaction that constitutes the Change of Control, which Trust shall be irrevocable as of the date such transaction is consummated. The amount required to be contributed to fund the Trust shall be the sum of: (A) the Actuarial Equivalent present value, as of the date of funding, of the aggregate benefits expected to be paid to all Participants under the Plan, with such amount to be determined by a nationally recognized actuarial firm, which may be an actuarial firm that is at the time of determination providing actuarial or other services to the Company or its benefit plans; plus (B) the Actuarial Equivalent present value of the Trust administration and trustee fees and expenses (including the fees and expenses of any agent of the trustee) which the trustee reasonably expects to be incurred over the life of the Trust. The terms of the Trust shall generally follow the model grantor trust set forth in Internal Revenue Service Revenue Procedure 92-64, except that (1) the Trust shall be irrevocable as of the date the transaction constituting a Change of Control is consummated; (2) the Trust shall be non-amendable by the Company (or any successor thereto) except with the prior written consent of the Participant; (3) the power to direct the investment of the Trust assets shall be held by the Company; (4) the Company (or any successor thereto) shall remain liable for the payment of Plan benefits to the extent there is any shortfall of assets under the Trust; (5) the initial trustee and any successor thereto shall be a bank or trust company with shareholder equity of at least

$1.0 billion; and (6) neither the Trust nor its assets shall be located or transferred outside the United States or otherwise violate the funding requirements of Code Section 409A(b).
(b)    Upon the occurrence of a Change of Control:
(i)    all Participants shall, notwithstanding any other provision of the Plan to the contrary, be fully vested in their benefit hereunder. If the event constituting the Change of Control also constitutes a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” for purposes of Code Section 409A, each Participant shall be entitled to payment of his or her benefit hereunder, at the time the event constituting such Change of Control is consummated, in the form of a single lump sum payment equal to the Actuarial Equivalent present value of his or her benefit as of the date of payment.
(ii)    Notwithstanding the foregoing, if the event constituting the Change of Control does not also constitute a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” for purposes of Code Section 409A, the Company shall take all such steps as are necessary or appropriate in order to terminate the Plan, and pay out distributions of each Participant’s benefit in the form of a lump sum at the earliest date such payment is permissible without violating the distribution rules of Code Section 409A, including for these purposes, the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix) (relating to payments permitted upon a plan termination and/or liquidation), or any applicable successor regulation or IRS guidance regarding such distributions, with the amount of each Participant’s lump sum benefit being determined consistent with the provisions of Section 4.4(b)(i), above. In general, this will mean that payments will not be made within twelve (12) months of the date the actions required to irrevocably terminate and liquidate the Plan have been completed, and all payments are made no later than twenty-four (24) months after the actions required to irrevocably terminate and liquidate the Plan have been completed. In addition, the Company must also terminate and liquidate all other agreements, methods, programs, and other arrangements that it sponsors that are of a type that would cause them to be aggregated with the Plan if the same employee or service provider were both participating in the Plan and in that other agreement, method, program, or other arrangement, and must not, within three (3) years following the date the actions required to irrevocably terminate and liquidate the Plan have been completed establish a new plan of a type that would be aggregated with the Plan under applicable provisions of Code Section 409A or the Treasury Regulations promulgated thereunder. Furthermore, the Plan may not be terminated proximate to a downturn in the financial health of the Company.
(iii)    In the event the termination and liquidation of the Plan, pursuant to Section 4.4(b)(ii) above, is determined to have inadvertently constituted a violation or Code Section 409A resulting in recognition of income pursuant to Code Section 409A(a), the Company shall pay to each affected Participant an amount (a “409A Gross-Up Amount”) that is sufficient so that, net after payment by the Participant of all federal, state and local taxes, including such additional taxes as may be imposed under Code Section 409A(a), the Participant is left in the economic position the Participant would have been in had there not been a violation of Code Section 409A.
(c)    For purposes of this Plan, a “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company shall be dissolved or liquidated or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company (either directly or through a wholly-owned subsidiary) with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Company common stock immediately before the merger or consolidation, or (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Company common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company common stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
(d)    Notwithstanding any provisions of the Plan to the contrary, any payment attributable to a Change in Control shall be made during the calendar year in which the Change in Control occurs or in the ninety (90) day period following the Change in Control, subject to the restrictions in Section 7.12 which does not permit Participants to choose the payment year when the ninety (90) day period spans two separate tax years.
4.5     Vesting. Except as otherwise provided in the Schedule of Retirement Benefits, a Participant’s benefit under the Plan shall be forfeited if the Participant’s Employment terminates for any reason prior to his or her attainment of Normal Retirement Age. Notwithstanding the foregoing, for purposes of this Section 4.5, a Participant shall be vested in his benefit: (x) if his Separation from Service occurs by reason of his death or the onset of a Disability while in Employment, as provided in Section 4.3, above, (y) in the event there is a Change of Control of the Company, as provided in Section 4.4 above, or (z) upon Termination by the Company without Cause prior to Participant’s attainment of Normal Retirement Age as of the date of such Termination by the Company. Upon a Participant’s vesting due to one of the occurrences described in the foregoing sentence, such Participant shall be entitled to commence receipt of benefits hereunder upon attainment of Normal Retirement Age, subject to Section 7.12, in accordance with the Schedule of Retirement Benefits and shall be entitled to any other benefit provided hereunder with respect to a vested Participant. The intent of this Section 4.5, as it applies to a Termination by the Company without Cause, is to fully vest any Participant who is Terminated by the Company without Cause, but not to accelerate the time at which benefit payments with respect to such Participant commence. In the event there is a Change of Control of the Company, payment of benefits hereunder shall be as provided in Section 4.4. In the event the Plan is terminated in accordance with Section 6.2, payment of benefits hereunder shall be as provided in Section 6.2.
4.6    Special Rules Regarding Distributions; Compliance With Code Section 409A. Notwithstanding anything to the contrary set forth in the Plan, no benefit under the Plan shall be distributed at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment shall be permitted to be made under the Plan if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the IRS with regard to these Code provisions as may be in effect from time to time). In addition, the following specific rules regarding distribution of Plan benefits shall be applicable:
(a)    Except as provided in Section 4.6(c), no benefit under the Plan shall be distributed to any Participant who is a Specified Employee by reason of such Participant’s Separation from Service until the date that is six months following the date of the Participant’s Separation from Service.
(b)    No distribution to any Participant of any benefit under the Plan shall be made prior to the date of such Participant’s Separation from Service (which for this purpose means the complete cessation of services to the Company and all Affiliated Employers (as defined in the definition of “Separation from Service”)).
(c)    Notwithstanding any provisions herein to the contrary, as permitted under Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-1(c)(3)(v), the six (6) month delay in payment rule shall not apply in the event of a death of a Specified Employee and any permitted payments shall be made, or shall commence, within ninety (90) days after death.
(d)    Notwithstanding any provisions in the Plan to the contrary, including Sections 4.2 and 4.3, in no event shall any payments to a Specified Employee, that are delayed under the six (6) month delay in payment rule, be paid later than the last day of the calendar year that includes the first day of the first calendar month that is at least six (6) months after the date of a Participant’s Separation from Service occurs or, if later, the fifteenth (15th) day of the third calendar month following the date specified under the Plan, provided that the Participant may not directly or indirectly designate the year of payment. Any payments that are delayed under the six (6) month delay in payment rule will be paid in a lump sum without interest following expiration of such six-month period.
ARTICLE V- ADMINISTRATION
5.1     Authority of the Board. This Plan shall be administered by the Plan Administrator. Subject to the provisions of the Plan, the Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Notwithstanding the foregoing, the Company shall act as the Plan Administrator for purposes of any filings with any governmental entity or in the event claims for benefits are made by any Participant.
5.2     Agents. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.
5.3     Decisions Binding. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and any rules or guidelines made in connection with this Plan shall be final and conclusive, and shall be binding upon all persons and entities having any interest in this Plan.
5.4    Indemnity of Board. The Company shall indemnify and hold harmless the Board and its individual members along with any other committee that may be established to administer the Plan pursuant to Paragraph 5.1 and any members thereof, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.
5.5     Cost of Administration. The Company shall bear all expenses of administration of this Plan.
5.6     Claims.
(a)    A Participant or a Participant’s beneficiary for benefits under the Plan may file a written claim for benefits under the Plan with the Plan Administrator, if he believes that he is entitled to receive benefits under the Plan but is not receiving benefits under the Plan or if he is receiving benefits under the Plan, but disputes the amount and/or form of benefits received. Such written claim for benefits shall set forth the nature of the claim and/or dispute, and set forth all facts and circumstances which are relevant to the claim.
(b)    If, pursuant to the provisions of the Plan, the Company denies the claim of the Participant or the Participant’s beneficiary for benefits under the Plan, the Company shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:
(i)    the specific reasons for such denial;
(ii)    the specific reference to the Plan provisions on which the denial is based;
(iii)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and
(iv)    an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

(c)    The Participant or the Participant’s beneficiary whose claim for benefit has been denied may request review by the Company of the denied claim by notifying the Company in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Company in writing. The Company shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.
ARTICLE VI - AMENDMENT AND TERMINATION
6.1    Amendment. The Company hereby reserves the right to amend, modify, or terminate the Plan (and the Schedule of Retirement Benefits) at any time, and from time to time, by action of a majority of the members of the Board. Except as described below in this Article VI, no such amendment or termination shall in any material manner reduce or adversely affect any Participant’s rights to vested benefits hereunder without the consent of such Participant. Notwithstanding the foregoing, no amendment or modification shall be made if such amendment or modification would violate Code Section 409A. No amendment or modification shall be made to the Schedule of Retirement Benefits if such amendment or modification changes the time and/or form in which benefits will be paid, unless such amendment or modification is effected in a manner that is compliant with the terms of the Plan and with the subsequent deferral rules of Code Section 409A(a)(4)(C) and the Treasury Regulations thereunder.
6.2    Termination. The Board may terminate the Plan and commence termination payout for all Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA (i.e., is not a Top Hat Plan); provided, however, that if the Plan is terminated pursuant to this sentence, then all Participants shall be deemed to be fully vested in the benefits described in Article IV as of the date immediately preceding such termination and, if permitted by Code Section 409A, shall be paid in a single lump-sum the Actuarial Equivalent present value of such benefit as soon as practicable (but in no case more than 90 days) after such termination (subject to Section 7.12). Notwithstanding the foregoing, termination of the Plan and accelerated payment of benefits to any Participant following a Change of Control shall not be permitted to the extent such payment would result in a violation of Code Section 409A. The Plan shall be terminated in accordance with the requirements of Treasury Regulations Section 1.409A-3(j)(4)(ix)(C).
ARTICLE VII - MISCELLANEOUS
7.1    Unfunded Plan. This Plan is intended to be a Top Hat Plan and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Such status shall not be adversely affected by the establishment of any trust pursuant to Paragraph 7.4 below.
7.2    Unsecured General Creditor. Each Participant and his or her beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interests, or claims in any property or assets of the Company, nor shall any such persons have any rights, interests or claims in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in Paragraph 7.4, such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
7.3     Supplemental Benefits. As of the Effective Date, the Plan is the intended to be a supplemental source of Company paid retirement benefits for Participants and not the sole source of such benefits. The benefit payable hereunder shall, therefore, not be subject to any reduction because of benefits that may be paid or otherwise provided to a Participant, except to the extent that an offset is explicitly provided for in a contractual arrangement with a particular Participant.
7.4     Trust Fund.
(a)    At its discretion, the Company may establish one or more grantor trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. To the extent any benefits provided under this Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
(b)    At its discretion, the Company may, in addition to or in lieu of establishing one or more grantor trusts as described in clause (a) above, take other actions to fund the benefits provided for under this Plan, but in no event shall the Company establish any funding mechanism which would result in the Plan failing to qualify as a Top Hat Plan exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA or violate the funding requirements of Code Section 409A(b) and any Treasury Regulations or guidance issued thereunder.
7.5     Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable, provided that a Participant may assign the right to receive such amounts to trusts or limited partnerships established for the benefit of the Participant’s Spouse, children or their issue. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the general inability to assign benefits under the Plan, consistent with IRS Revenue Ruling 2002-22, to the extent that a valid property settlement or divorce decree directs that any portion of a Participant’s benefits under the Plan be designated to a former Spouse, benefits shall be paid to the Spouse, at the same time benefits would otherwise have been payable to the Participant, provided that such payment or related transfer is described in IRS Revenue Ruling 2002-22. In no event, shall any former Spouse obtain any additional rights to receive any form of distribution, or benefits payable in any manner not permitted under the Plan, or at any time earlier than when a Participant would otherwise have been entitled to receive such benefits. The preceding two sentences shall be applied in a manner consistent with Code Section 409A.
7.6     Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and Participants (and Participants’ beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge any Participant at any time.
7.7     Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
    7.8     Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and the Company shall require all its successors and assigns to expressly assume its obligations hereunder. The term “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.

7.9     Tax Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct from payments made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.
7.10     Governing Law. The provisions of this agreement shall be construed and interpreted according to the laws of the State of Pennsylvania except as preempted by Federal law.
7.11     Forfeiture. All benefits hereunder shall be subject to forfeiture in their entirety in the event that Participant’s Employment is terminated for Cause.
7.12    Compliance with the Code. The Plan is intended to comply with the provisions of Code Section 409A, and the Treasury Regulations and other guidance issued thereunder. If there is any discrepancy between the provisions of this Plan and the provisions of Code Section 409A, such discrepancy shall be resolved in a manner as to give full effect to the provisions of Code Section 409A. Furthermore, without limiting the foregoing provisions of this Section 7.12, if any benefits are to be paid within ninety (90) days or any other period after any payment event, and such payment period shall span more than one taxable year of a Participant or a beneficiary, then neither the Participant nor any beneficiary may determine in which tax year the payment shall be made.
7.13    Consequences of a Violation of Code Section 409A. All Participants shall be notified of the potential tax consequences under Code Section 409A, if the provisions of the Plan and Code Section 409A are not followed, including the imposition of immediate income taxes, a twenty percent (20%) excise tax, underpayment of interest penalties, and Form W-2 reporting. All Participants shall also be informed that the amount of their benefits under the Plan shall be reported to the IRS, as required for nonqualified deferred compensation programs.
7.14    FICA Taxes. All Participants shall be informed that when their benefits become vested under the Plan, and not subject to any substantial risk of forfeiture under Code Sections 3121(v) and 3306(r) and other provisions of the Code, the Participants shall be subject to FICA taxes (unless any benefits are undeterminable). The Employer shall have the right to withhold from a Participant’s other wages, any FICA or other related taxes required to be withheld.
7.15    Compliance with Code Section 280G. Notwithstanding anything to the contrary in this Plan, in the event that: (i) the aggregate payments of benefits to be made or afforded to any employee under this Plan (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto then the Termination Benefits shall be reduced to an amount, the value of which is one dollar ($1) less than an amount equal to the total amount of any payments permissible (e.g., not triggering any excise tax or loss of deduction) under Code Section 280G or any successor thereto. Any allocations of any reductions required hereby among the Termination Benefits, shall be determined by the Company within its discretion. To the extent the Company must allocate the payments to be made from this Plan and any severance plans or employment agreements with the above limits, the Company shall first make all payments due under the Severance Plan and then make all payments due under this Plan, all subject to the foregoing limits.
7.16     Delay in Payment for Code Section 162(m) and Securities Law Violations. Notwithstanding the foregoing, any payment of benefits (and earnings thereon) to a Participant under the Plan that are subject to and not exempt from Code Section 409A shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:
(a)    The Company’s deduction with respect to such payment would be eliminated by application of Code Section 162(m); or
(b)    The making of the payment would violate federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 7.16 shall be paid at the earliest time the Company reasonably anticipates that such payment may be made without giving rise to the matters described in Sections 7.16(a) or (b), all in accordance with Code Section 409A.

7.17    No Material Modifications. Notwithstanding any provisions in the Plan to the contrary and/or any future amendments, no amendments to any pre-Code Section 409A benefits are intended to result in a material modification unless such amendment specifically identifies that it is intended to result in a material modification, losing grandfathered status for any pre-2005 vested benefits under Code Section 409A.